Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports Second Quarter 2014 Financial Results

AUM Grows 32% Year Over Year

AUC Grows 30% Year Over Year

SUNNYVALE, Calif. – July 31, 2014 – Financial Engines (NASDAQ: FNGN), America’s largest independent investment advisori, today reported financial results for its second quarter ended June 30, 2014.

Financial results for the second quarter of 2014 compared to the second quarter of 2013:ii

•	Revenue increased 21% to $69.8 million for the second quarter of 2014 from $57.8 million for the second quarter of 2013.

•	Professional management revenue increased 25% to $60.7 million for the second quarter of 2014 from $48.5 million for the second quarter of 2013.

•	Net income was $10.1 million, or $0.19 per diluted share, for the second quarter of 2014 compared to $6.3 million, or $0.12 per diluted share, for the second quarter of 2013.

•	Non-GAAP Adjusted EBITDAii increased 47% to $26.2 million for the second quarter of 2014 from $17.8 million for the second quarter of 2013.

•	Non-GAAP Adjusted Net Incomeii increased 56% to $13.2 million for the second quarter of 2014 from $8.5 million for the second quarter of 2013.

•	Non-GAAP Adjusted Earnings Per Shareii increased 56% to $0.25 for the second quarter of 2014 from $0.16 for the second quarter of 2013.

Key operating metrics as of June 30, 2014:iii

•	Assets under contract (“AUC”) were $869 billion.

•	Assets under management (“AUM”) were $98.4 billion.

•	Members in Professional Management were over 797,000.

•	Asset enrollment rates for companies where services have been available for 26 months or more averaged 13.2%iv.

[i]	For independence methodology and ranking, see InvestmentNews RIA Data Center. (http://data.investmentnews.com/ria/).
ii	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.
iii	Operating metrics include both advised and subadvised relationships.
iv	Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2013.

“There is a seismic shift underway in the U.S. with millions of baby boomers transitioning into retirement over the next 15 years,” said Jeff Maggioncalda, chief executive officer of Financial Engines. “Our services help near-retirees maximize their retirement income and our new Social Security and income planner has already identified almost $2.6 billion in additional expected Social Security benefits, providing great value to Americans.”

Review of Financial Results for the Second Quarter of 2014

Revenue increased 21% to $69.8 million for the second quarter of 2014 from $57.8 million for the second quarter of 2013. The increase in revenue was driven primarily by the growth in professional management revenue, which increased 25% to $60.7 million for the second quarter of 2014 from $48.5 million for the second quarter of 2013.

Costs and expenses increased 11% to $53.2 million for the second quarter of 2014 from $48.0 million for the second quarter of 2013. This was due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data, as well as an increase in non-cash stock-based compensation and an increase in wages, benefits, and employer payroll taxes due primarily to increased headcount and higher compensation, partially offset by a decrease in cash incentive compensation expense.

As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) remained constant at 39% for both the second quarters of 2014 and 2013.

Income from operations was $16.6 million for the second quarter of 2014 compared to $9.8 million for the second quarter of 2013. As a percentage of revenue, income from operations was 24% for the second quarter of 2014 compared to 17% for the second quarter of 2013.

Net income was $10.1 million, or $0.19 per diluted share, for the second quarter of 2014 compared to net income of $6.3 million, or $0.12 per diluted share, for the second quarter of 2013.

On a non-GAAP basis, Adjusted Net Incomeii was $13.2 million and Adjusted Earnings Per Shareii were $0.25 for the second quarter of 2014 compared to Adjusted Net Income of $8.5 million and Adjusted Earnings Per Share of $0.16 for the second quarter of 2013.

“We are pleased with over 30% growth in both AUC and AUM,” said Ray Sims, chief financial officer of Financial Engines. “We will continue to invest in enhancing our services for participants to differentiate them from competing offerings and to drive future growth and profitability.”

Assets Under Contract and Assets Under Management

AUC was $869 billion as of June 30, 2014, an increase of 30% from $667 billion as of June 30, 2013, due primarily to market performance, new employers making our services available, and contributions. AUC for plans in which the Income+ service has been made available was $188 billion as of June 30, 2014, an increase of 262% from $52 billion as of June 30, 2013.

AUM increased by 32% year over year to $98.4 billion as of June 30, 2014, from $74.3 billion as of June 30, 2013. The increase in AUM was driven primarily by market performance, contributions, and net new enrollment into the Professional Management service.

In billions	Q3’13	Q4’13	Q1’14	Q2’14
AUM, Beginning of Period	$74.3	$82.0	$88.2	92.0
New Enrollment(1)	4.8	4.4	3.9	4.0
Voluntary Cancellations(2)	(1.5)	(1.6)	(1.5)	(1.2)
Involuntary Cancellations(3)	(1.3)	(1.8)	(1.2)	(1.4)
Contributions(4)	1.4	1.4	1.5	1.6
Market Movement and Other(5)	4.3	3.8	1.1	3.4

AUM, End of Period	$82.0	$88.2	$92.0	98.4

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period.
(2)	The aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period.
(3)	The aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.
(4)	Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors. The data presented in the table above differ from data provided in filings prior to September 30, 2012, as the previously reported contributions data represented only that subset of members for whom we received salary data.
(5)	Other factors affecting assets under management include estimated market movement, plan administrative fees, participant loans and hardship withdrawals, and timing differences.

For further information on the AUM data above, please refer to our Form 10-Q to be filed for the period ended June 30, 2014.

Aggregate Investment Style Exposure for Portfolios Under Management

As of June 30, 2014, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Cash	3%
Bonds	24%
Domestic Equity	46%
International Equity	27%

Total	100%

Quarterly Dividend

On July 29, 2014, Financial Engines’ Board of Directors declared a regular quarterly cash dividend of $0.06 per share of the Company’s common stock. The cash dividend will be paid on October 6, 2014 to stockholders of record as of the close of business on September 22, 2014.

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering and in retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at July 28, 2014 levels, the Company estimates that its 2014 revenue will be in the range of $277 million to $282 million, and its 2014 non-GAAP Adjusted EBITDA will be in the range of $98 million to $100 million.

Conference Call

The Company will host a conference call to discuss second quarter 2014 financial results today at 5:00 PM ET. Hosting the call will be Jeff Maggioncalda, chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 300-8521, or for international callers, (412) 317-6026. A replay will be available beginning approximately one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers. The conference ID is 10049450. The replay will remain available until Friday, August 8, 2014, and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income before non-cash stock-based compensation expense, net of tax, and certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. Non-GAAP Adjusted EBITDA is defined as net income before net interest income, income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commissions, and non-cash stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines

Financial Engines, America’s largest independent investment advisor, is dedicated to making high-quality retirement help available to everyone — regardless of how much money they have. We’re proudly independent, which means we don’t sell products or earn commissions based on our investment recommendations. The companies that choose to work with us offer our services to their workers as a valuable employee benefit.

Co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe, Financial Engines currently offers personalized advice for saving, investing and living in retirement to millions of workers nationwide.

Some people love the challenge of investing. Others prefer to focus their time elsewhere, but everyone needs to plan for retirement. Whatever their interest level in investing, Financial Engines combines cutting-edge technology and a personal, human touch to help all types of investors reach their retirement goals. For more information, visit www.financialengines.com. All advisory services provided by Financial Engines Advisors, L.L.C., a federally registered investment advisor and wholly-owned subsidiary of Financial Engines, Inc. Financial Engines does not guarantee future results.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding Financial Engines’ expected financial performance and outlook, benefits of our services, objectives and growth strategy, investments in our services, our focus on taking advantage of our market opportunity, and the benefits of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our

Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment and risks associated with our fiduciary obligations. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K for the year ended December 31, 2013, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or July 31, 2014 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment advisor. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

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Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31, 2013	June 30, 2014
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$126,003	$131,280
Short-term investments	120,027	149,929
Accounts receivable, net	63,805	64,003
Prepaid expenses	3,271	3,749
Deferred tax assets	17,363	15,012
Other current assets	3,326	2,422

Total current assets	333,795	366,395
Property and equipment, net	15,273	15,826
Internal use software, net	8,530	7,460
Long-term deferred tax assets	4,989	4,989
Direct response advertising, net	9,717	8,373
Other assets	3,377	3,063

Total assets	$375,681	$406,106

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,801	$19,703
Accrued compensation	14,138	6,850
Deferred revenue	7,868	7,853
Dividend payable	2,540	3,097
Other current liabilities	959	1,057

Total current liabilities	46,306	38,560
Long-term deferred revenue	714	487
Long-term deferred rent	6,644	6,554
Other liabilities	131	1,223

Total liabilities	53,795	46,824

Stockholders’ equity:
Preferred stock, $0.0001 par value - 10,000 authorized as of December 31, 2013 and June 30, 2014; None issued or outstanding as of December 31, 2013 and June 30, 2014	—	—
Common stock, $0.0001 par value - 500,000 authorized as of December 31, 2013 and June 30, 2014; 50,890 and 51,679 shares issued and outstanding at December 31, 2013 and June 30, 2014, respectively	5	5
Additional paid-in capital	361,955	387,653
Accumulated deficit	(40,074)	(28,376)

Total stockholders’ equity	321,886	359,282

Total liabilities and stockholders’ equity	$375,681	$406,106

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2014	2013	2014
	(In thousands, except per share data)
Revenue:
Professional management	$48,501	$60,735	$93,955	$117,804
Platform	8,454	8,222	16,503	16,512
Other	825	832	1,187	1,350

Total revenue	57,780	69,789	111,645	135,666

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	22,546	27,178	42,474	53,156
Research and development	7,643	7,011	15,267	14,932
Sales and marketing	10,910	11,823	21,263	23,700
General and administrative	5,147	5,576	9,965	11,446
Amortization of internal use software	1,723	1,623	3,360	3,135

Total costs and expenses	47,969	53,211	92,329	106,369

Income from operations	9,811	16,578	19,316	29,297
Interest income, net	7	41	10	77
Other income, net	—	—	—	3

Income before income taxes	9,818	16,619	19,326	29,377
Income tax expense	3,475	6,565	6,791	11,506

Net and comprehensive income	$6,343	$10,054	$12,535	$17,871

Dividends declared per share of common stock	$0.05	$0.06	$0.10	$0.12
Net income per share attributable to holders of common stock
Basic	$0.13	$0.20	$0.26	$0.35
Diluted	$0.12	$0.19	$0.24	$0.34
Shares used to compute net income per share attributable to holders of common stock
Basic	49,201	51,523	48,744	51,313
Diluted	52,086	53,275	51,766	53,270

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2013	2014
	(In thousands)
Cash flows from operating activities:
Net income	$12,535	$17,871
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,921	2,232
Amortization of internal use software	3,145	2,953
Stock-based compensation	6,210	9,850
Amortization of deferred sales commissions	967	804
Amortization and impairment of direct response advertising	2,970	3,097
Amortization of discount on short-term investments	(3)	1
Provision for doubtful accounts	237	356
Deferred tax assets	4,735	3,365
Loss (gain) on fixed asset disposal	—	(8)
Excess tax benefit associated with stock-based compensation	(1,234)	(8,109)
Changes in operating assets and liabilities:
Accounts receivable	(6,961)	(555)
Prepaid expenses	(256)	(478)
Direct response advertising	(2,055)	(1,749)
Other assets	(26)	413
Accounts payable	6,430	7,631
Accrued compensation	(2,596)	(7,287)
Deferred revenue	483	(243)
Deferred rent	251	(35)

Net cash provided by operating activities	26,753	30,109

Cash flows from investing activities:
Purchase of property and equipment	(1,943)	(3,234)
Sale of property and equipment	—	8
Capitalization of internal use software	(2,357)	(1,922)
Purchases of short-term investments	(39,971)	(89,902)
Maturities of short-term investments	—	60,000

Net cash used in investing activities	(44,271)	(35,050)

Cash flows from financing activities:
Payments on capital lease obligations	(31)	(50)
Excess tax benefit associated with stock-based compensation	1,234	8,109
Net share settlements for minimum tax withholdings	—	(128)
Proceeds from issuance of common stock	13,300	7,903
Cash dividend payments	(2,436)	(5,616)

Net cash provided by financing activities	12,067	10,218

Net increase (decrease) in cash and cash equivalents	(5,451)	5,277
Cash and cash equivalents, beginning of period	181,231	126,003

Cash and cash equivalents, end of period	$175,780	$131,280

Supplemental cash flows information:
Income taxes paid, net of refunds	$429	$211
Interest paid	$5	$6
Non-cash operating, investing and financing activities:
Purchase of property and equipment under capital lease	$34	$169
Unpaid purchases of property and equipment	$233	$444
Capitalized stock-based compensation for internal use software	$140	$142
Capitalized stock-based compensation for direct response advertising	$25	$36
Dividends declared but not yet paid	$2,475	$3,097

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of net income to non-GAAP Adjusted EBITDA based on our historical results:

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Adjusted EBITDA	2013	2014	2013	2014
	(In thousands, unaudited)
Net income	$6,343	$10,054	$12,535	$17,871
Interest income, net	(7)	(41)	(10)	(77)
Income tax expense	3,475	6,565	6,791	11,506
Depreciation	972	1,116	1,921	2,232
Amortization of internal use software	1,612	1,528	3,145	2,953
Amortization and impairment of direct response advertising	1,491	1,555	2,970	3,097
Amortization of deferred sales commissions	495	381	967	804
Stock-based compensation	3,418	5,070	6,210	9,850

Non-GAAP Adjusted EBITDA	$17,799	$26,228	$34,529	$48,236

The table below sets forth a reconciliation of net income to non-GAAP Adjusted Net Income and non-GAAP Adjusted Earnings Per Share based on our historical results:

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Adjusted Net Income	2013	2014	2013	2014
	(In thousands, except per share data, unaudited)
Net income	$6,343	$10,054	$12,535	$17,871
Stock-based compensation, net of tax (1)	2,113	3,133	3,838	6,087

Non-GAAP Adjusted Net Income	$8,456	$13,187	$16,373	$23,958

Non-GAAP Adjusted Earnings Per Share	$0.16	$0.25	$0.32	$0.45

Shares of common stock outstanding	49,201	51,523	48,744	51,313
Dilutive stock options, RSUs and PSUs	2,885	1,752	3,022	1,957

Non-GAAP adjusted common shares outstanding	52,086	53,275	51,766	53,270

(1)	For the calculation of non-GAAP Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to non-cash stock-based compensation for all periods presented.